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                             ALLIANCE IMAGING, INC.

                                 NINTH AMENDMENT
                           TO NOTE PURCHASE AGREEMENT


     This NINTH AMENDMENT TO NOTE PURCHASE AGREEMENT (this "NINTH AMENDMENT") is dated as of April 15, 1996 and entered into by and among Alliance Imaging, Inc., a Delaware corporation (the "COMPANY") and each of the holders listed on the signature page hereto (the "HOLDERS"), and is made with reference to that certain Note Purchase Agreement dated as of April 14, 1989, as amended by that certain First Amendment to Note Purchase Agreement dated as of September 20, 1990, that certain Second Amendment to Note Purchase Agreement dated as of June 3, 1991, that certain Third Amendment to Note Purchase Agreement dated as of December 1, 1991, that certain Fourth Amendment to Note Purchase Agreement dated as of December 31, 1992, that certain Fifth Amendment to Note Purchase Agreement dated as of June 30, 1993, that certain Sixth Amendment to Note Purchase Agreement dated as of March 18, 1994, that certain Seventh Amendment to Note Purchase Agreement dated as of December 31, 1994, and that certain Eighth Amendment to Note Purchase Agreement dated as of December 31, 1994 (as so amended, the "PURCHASE AGREEMENT"), by and among the Company and the Holders. Capitalized terms used herein without definition shall have the same meanings herein as set forth in the Purchase Agreement.

                                    RECITALS

     WHEREAS, the Company and the Holders desire to amend the Purchase Agreement to (i) amend certain covenants contained in the Purchase Agreement, and (ii) make certain other amendments as set forth below;

     NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

     SECTION 1.        AMENDMENTS TO THE PURCHASE AGREEMENT

     .1  MANDATORY PREPAYMENTS.

     Section 6.02 of the Purchase Agreement is amended to add at the end thereof the following additional provisions:

         "In addition to the foregoing, the Company shall prepay the aggregate principal amount of the Notes in the

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         amounts set forth below, at 100% of the aggregate principal amount then outstanding, plus accrued interest (collectively, the "Supplemental Mandatory Principal Prepayments"):

         (i) The amount of each Excess Cash Cap Ex Payment (as defined in Section 10.08). Each prepayment pursuant to this
         Section 6.02(i) shall be made in four equal quarterly installments commencing with the last day of the quarter in which the applicable Excess Cap Ex Payment is made;

         (ii) The amount of all cash dividends on Preferred Stock or Series C Preferred Stock (as defined in Section 10.05) made after April 30, 1996. Each prepayment pursuant to this
         Section 6.02(ii) shall be made simultaneously with the applicable payment of such cash dividends; and

         (iii) One Million Dollars ($1,000,000) upon the closing of the acquisition by the Company or a Subsidiary thereof of Royal Medical Health Services, Inc., a Pennsylvania corporation, whether by acquisition of stock, merger or consolidation, purchase of assets or otherwise. The prepayment pursuant to this Section 6.02(iii) shall be made simultaneously with the closing of such acquisition.

         The payment of Supplemental Mandatory Principal Prepayments shall be applied first against the last remaining unpaid mandatory prepayment described in the first sentence of this
         Section 6.02, then to the second to last remaining unpaid mandatory prepayment, and so on (i.e., such payments will be applied in reverse order of maturity)."

     .2  DEBT INCURRENCE.

     Section 10.03(d)(ii) of the Purchase Agreement is amended by changing the figures under the column "Minimum Ratio of Consolidated Operating Income Before Depreciation to Pro Forma Debt Service" for the years indicated as follows:

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             1996                  1.10:1.00
             1997                  1.15:1.00
             1998                  1.20:1.00
             1999                  1.20:1.00
             2000                  1.20:1.00.
              and thereafter


 .3  REFINANCINGS.

     Section 10.03(h) of the Purchase Agreement is amended and restated to read in full as follows: "Indebtedness which is a renewal, extension or replacement of existing Indebtedness permitted under this Section 10.03; provided that (A) in the case of such Indebtedness which is a renewal, extension or replacement of existing Indebtedness incurred to acquire equipment subject to Liens permitted under any of Sections 10.02(e), 10.02(i) and 10.02(j) (hereinafter "Refinanced Equipment Indebtedness"), (i) the periodic debt payment with respect to such Refinanced Equipment Indebtedness is less than or equal to the periodic debt payment currently payable with respect to the existing Indebtedness being renewed, extended or replaced,
(ii) the term of such Refinanced Equipment Indebtedness does not exceed five years and (iii) the aggregate amount by which all such Refinanced Equipment Indebtedness entered into after the date of the Ninth Amendment which is in excess of the existing Indebtedness which is being renewed, extended or replaced does not exceed $2,000,000 plus the aggregate amount of Supplemental Mandatory Principal Prepayments made prior to the incurrence of any such Refinanced Equipment Indebtedness, and (B) in the case of such Indebtedness other than Refinanced Equipment Indebtedness, the principal amount of such Indebtedness is less than or equal to the principal amount outstanding immediately prior to such renewal, extension or replacement and the periodic debt payment with respect thereto is less than or equal to the periodic debt payment currently payable with respect to such Indebtedness."

     .4  RESTRICTED PAYMENTS.

     Clause (a) of Section 10.05 of the Purchase Agreement, beginning with the first word of that clause and ending immediately prior to the first instance of "(i)" therein, is amended and restated to read as follows:
"payments made by the Company to pay cash dividends on Preferred Stock issued to the holders of the Subordinated Debentures on the Seventh Amendment Effective Date and to pay cash dividends on the Series C 5% Cumulative Convertible Redeemable Preferred Stock of the Company (the "Series C Preferred Stock"), provided that

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in the case of such Series C Preferred Stock the amount of cash dividends shall not exceed $20,000 per year, and provided further that any such dividend payments shall be made". Section 10.05(a) is also hereby amended to add thereto as two new final sentences the following: "The Company shall be required to make mandatory prepayments on the Notes in connection with the making of cash dividends on the Series C Preferred Stock, as indicated in
Section 6.02 of this Agreement. In addition to the foregoing exceptions, the Company shall be permitted to make cash payments in lieu of issuing fractional shares in connection with a recapitalization of its Common Stock (including a reverse stock split thereof) or any similar event, provided that the aggregate amount expended therefor from and after the date of this Ninth Amendment and prior to the repayment in full of the Senior Notes shall not exceed the lesser of $25,000 and the actual amount expended to effect the first such recapitalization or similar event."

 .5  FIXED PAYMENT AND FIXED CHARGE COVERAGE RATIOS.

     Section 10.07 of the Purchase Agreement is amended by changing the figures under the columns "Minimum Fixed Payment Ratio" and "Fixed Charge Coverage Ratio" for the indicated years as follows:


                          Minimum Fixed           Fixed Charge
                          Payment Ratio          Coverage Ratio
                         ---------------        ----------------
          1996                 1.10                   2.50
          1997                 1.15                   2.75
          1998                 1.15                   2.75
          1999                 1.20                   2.75
          2000                 1.20                   2.75
          2001                 1.20                   2.75
           and thereafter


In addition, the following new sentence is added at the end of Section 10.07:
"The amount of Supplemental Mandatory Principal Prepayments (as defined in
Section 6.02) shall be excluded from the computation of the Minimum Fixed Payment Ratio for purposes of this Section 10.07."

     .6  CAPITAL EXPENDITURES.

     The first sentence of Section 10.08 of the Purchase Agreement is amended to add the phrase "Except as set forth in the next sentence," to the beginning of such sentence. Two new sentences, placed after the existing first sentence, of Section 10.08 are added as follows: "During the two Fiscal Years

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beginning January 1, 1996 and ending December 31, 1997 (the
"Special Cap Ex Period"), the Company may make Capital Expenditures and cash payments in respect of Capital Expenditures in excess of the amounts provided in the immediately preceding sentence, provided that the aggregate amount of such excess Capital Expenditures shall not exceed $14,000,000 during the Special Cap Ex Period, and provided further that the aggregate amount of such excess cash payments made in respect of Capital Expenditures shall not exceed $3,500,000 during the Special Cap Ex Period (each cash payment made in reliance on this sentence is referred to herein as an "Excess Cash Cap Ex Payment"). The Company shall be required to make mandatory prepayments on the Notes in connection with each Excess Cash Cap Ex Payment, as indicated in
Section 6.02 of this Agreement."

     .7  LIMITATION ON LEASES.

     The first sentence of Section 10.14 of the Purchase Agreement is amended to add the phrase "Except as set forth in the next sentence," to the beginning of such sentence. The reference to "$1,500,000" at the end of such sentence is stricken and in lieu thereof the following text is inserted:

             "the applicable amount set forth below based upon the Fiscal Year in which such Long-Term Lease is proposed to be entered into:


                    1996           $2,700,000
                    1997            2,500,000
                    1998            2,200,000
                    1999            1,750,000
                    Thereafter      1,500,000."


In addition, a new second sentence is added to Section 10.14, reading in full as follows: "Notwithstanding the foregoing, there shall be excluded from the calculation of Consolidated Rental Obligations pursuant to the preceding sentence any and all variable lease payments (i.e., payments made pursuant to a Long-Term Lease or otherwise that are based solely upon usage or other operating criteria rather than being fixed in amount and as to which there are no minimum and no guaranteed periodic payment obligations)."

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     SECTION 2.     CONSIDERATION FOR NINTH AMENDMENT

     In consideration of their agreement to enter into this Ninth Amendment, the Company agrees to pay the holders of the Notes an aggregate cash fee of $75,000, such amount to be paid to such holders pro rata in accordance with the respective remaining unpaid principal amounts of the Notes held by each of such holders as of the date of this Ninth Amendment ("Pro Rata"). Such payment will be made on the earliest date that all of the parties to this Ninth Amendment have executed and delivered it. In addition, in consideration of their agreement to enter into this Ninth Amendment, on the same date referred to in the preceding sentence, the Company shall issue to the holders of the Notes warrants to purchase an aggregate of 11,200 shares of Common Stock of the Company at an exercise price of $3.9375 per share, such warrants to be issued to such holders Pro Rata. The warrants will be evidenced by warrant certificates substantially in the form attached to this Ninth Amendment as Exhibit A. Notwithstanding the foregoing, any holder entitled to receive warrants may elect in lieu thereof (by written notice to the Company prior to the execution and delivery of this Ninth Agreement by such holder) to receive an additional cash payment calculated at the rate of $1.875 for each warrant to purchase one share of Common Stock foregone.

     SECTION 3.  APPROVAL OF ROYAL TRANSACTION

     In consideration of the Company's agreements in this Ninth Amendment, the holders of the Notes by their execution below do hereby consent to the acquisition (substantially on the terms and conditions set forth in the Summary of Principal Terms dated February 9, 1996 previously provided to the Holders) by the Company or a Subsidiary thereof of the capital stock of Royal Medical Health Services, Inc., a Pennsylvania corporation, and the creation of a Subsidiary in order to accomplish such acquisition, for purposes of
Section 10.17 of the Purchase Agreement. The Company agrees that, not later than the closing of such acquisition, the Subsidiary created or acquired as a result of such acquisition or surviving any merger to accomplish such acquisition will execute and deliver to each of the holders of Notes a Guaranty. Simultaneously with the execution and delivery of this Ninth Amendment by the Company, the Company shall provide or cause to be provided to the Holders certified resolutions of the Board of Directors of the entity providing such Guaranty approving such acquisition and authorizing the execution and delivery of such Guaranty and a legal opinion of Irell & Manella LLP as to the enforceability of such Guaranty against such entity in form and substance reasonably satisfactory to the Holders.

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     SECTION 4.   MISCELLANEOUS

     .1  REFERENCE TO AND EFFECT ON THE PURCHASE AGREEMENT.

         (i) On and after the date of this Ninth Amendment, each reference in the Purchase Agreement to "this Agreement", "hereunder", "hereof", "herein" or words of like import referring to the Purchase Agreement, and each reference in any other related documents to the "Purchase Agreement", "thereunder", "thereof" or words of like import referring to the Purchase Agreement shall mean and be a reference to the Agreement as amended to give effect to the Ninth Amendment.

         (ii) Except as specifically amended by this Ninth Amendment, the Purchase Agreement shall remain in full force and effect and is hereby ratified and confirmed.

         (iii) The execution, delivery and performance of this Ninth Amendment shall not, except as expressly provided herein, constitute a waiver of any provision of, or operate as a waiver of any right, power or remedy of the Holders under, the Purchase Agreement.

     .2 HEADINGS. Section and subsection headings in this Ninth Amendment are included herein for convenience of reference only and shall not constitute a part of this Ninth Amendment for any other purpose or be given any substantive effect.

     .3 APPLICABLE LAW. THIS NINTH AMENDMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

     .4 COUNTERPARTS; EFFECTIVENESS. This Ninth Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document. This Ninth Amendment shall become effective upon the completion or satisfaction of each of the following, which shall constitute conditions precedent to the effectiveness of this Ninth Amendment: (i) the execution of a counterpart hereof by each of the parties hereto and receipt by the Company and the Holders of written or telephonic notification of such execution and authorization of delivery thereof; (ii) execution and delivery by each of the holders of Subordinated Debentures of

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the instrument referred to in Section 4.5 below (with evidence of the same having been provided to the Holders); (iii) receipt by each of the Holders of the consideration referred to in Section 2 above; and (iv) the accuracy of the representation and warranty of the Company set forth in Section 4.6 below.

     4.5 CONSENT TO SUBORDINATED DEBENTURES AMENDMENTS. Each of the undersigned Holders does hereby consent to an amendment to the terms of the Subordinated Debentures pursuant to an instrument substantially in the form attached hereto as Exhibit B.

     4.6 NO DEFAULTS. By its execution hereof, the Company represents and warrants that, after giving effect to the amendments contained in this Ninth Amendment, no Default or Event of Default exists under the Purchase Agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Ninth Amendment to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

"COMPANY"                      ALLIANCE IMAGING, INC.


                               By:__________________________________
                               Title:________________________________


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"HOLDERS"                      * CONNECTICUT GENERAL LIFE INSURANCE COMPANY,
                                     BY CIGNA INVESTMENTS, INC.


                               By:__________________________________
                               Title:________________________________


                               * CIGNA PROPERTY AND CASUALTY INSURANCE COMPANY,
                                     BY CIGNA INVESTMENTS, INC.


                               By:__________________________________
                               Title:________________________________


                               * INSURANCE COMPANY OF NORTH AMERICA,
                                     BY CIGNA INVESTMENTS, INC.


                               By:__________________________________
                               Title:________________________________


                               * LIFE INSURANCE COMPANY OF NORTH AMERICA,
                                     BY CIGNA INVESTMENTS, INC.


                               By:__________________________________
                               Title:________________________________


                               *THIS ENTITY IS EITHER THE REGISTERED OWNER OF ONE OR MORE OF THE SECURITIES PERTAINING HERETO OR IS A BENEFICIAL OWNER OF ONE OR MORE OF SUCH SECURITIES OWNED BY AND REGISTERED IN THE NAME OF A NOMINEE FOR THAT ENTITY.

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